EXHIBIT 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. ANNOUNCES SECOND QUARTER EARNINGS AND DIVIDEND

CONTACT:	Carrie Comer, EVP/Chief Financial Officer	540-896-1705 or ccomer@fmbankva.com

TIMBERVILLE, VA—July 27, 2021—F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank today reported net income available to common shareholders of $3.2 million and diluted earnings per common share of $0.93 for the quarter ending June 30, 2021.

These earnings are driven by growth in net interest income despite margin compression, growth in non-interest income due to our subsidiary organizations and improved asset quality and economic conditions.

Net interest income reflects year over year growth. As yields on earning assets continue to decline the Company has been able to support net interest income with savings in interest expense and growth in the investment portfolio.

Noninterest income remained strong in the second quarter at $6.4 million year to date this reflects an increase over June 30, 2020 which totaled $5.7million in the heart of the mortgage refinance boom. Growth is primarily driven by continued high volumes of mortgage originations, growth in our wealth management division, and title division.

Continued improvements in asset quality and economic conditions resulted in the ability to reduce the allowance for loan losses to 1.31% of loans held for investment (1.35% excluding PPP loans) which was accretive to income $1.975 million year to date or $1.250 million in the 2nd quarter.

Paycheck Protection Program (“PPP”) & CARES Act

During 2021, the Company processed 363 Paycheck Protection Program (PPP) loans that totaled $23.8 million; PPP loans processed during 2020 and 2021 YTD totaled 1,080 loans for $87.1 million. In addition to an insignificant amount of PPP loan payoffs, the Company has processed a total of $64.4 million of forgiveness on 809 loans program to date resulting in a remaining balance of PPP loans of $22.7 million. As of June 30, 2021, one loan remains in a COVID related loan payment deferral status.

Selected financial highlights include:

•	Net income of $3.2 million for the quarter ended June 30, 2021 and $7.02 million year to date.
•	Net interest margin of 3.27%.
•	Total deposits increased $92.6 million and $188.7 million, respectively for the quarter and for the trailing 12 months as the bank continues to grow our composition of DDA accounts and decrease balances of Time Deposits.
•	Total loans increased $16.0 million and $36.7 million, respectively for the quarter and for the trailing 12 months (excluding PPP loans).
•	Nonperforming assets decreased to 0.50% of total assets at the end of the quarter from 0.68% on 12/31/20 and 0.57% on 6/30/20.
•	Negative Provision for Loan Losses of $1,250,000 for the quarter ended June 30, 2021, and $1,975,000 year to date.
•	Allowance for loan losses totaled 1.31% of loans held for investment (1.35% excluding PPP loans).

Mark Hanna, President, commented “We are pleased with June 30, 2021 year to date earnings of $7.02 million. Our mortgage, title, and wealth management divisions continue to drive strong noninterest income. Loans continue to grow at a modest pace driven by Agriculture, C&I, CRE, and Dealer through a generally tepid lending environment. Our net interest margin of 3.27% reflects a historical decline but remains strong especially given the changes in our balance sheet and the current rate environment. F&M continues to gain relationships in our legacy and new markets adding to an already highly liquid balance sheet as the bank implements strategic solutions to leverage these assets.”

On July 23, 2021, our Board of Directors declared a second quarter dividend of $.26 per share to common shareholders. Based on our most recent trade price of $29.00 per share this constitutes a 3.59% yield on an annualized basis. The dividend will be paid on August 30, 2021, to shareholders of record as of August 14, 2021.”

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F & M Bank Corp. is an independent, locally-owned, financial holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s twelve banking offices in Rockingham, Shenandoah, and Augusta Counties, Virginia. The Bank also provides additional services through a loan production office located in Penn Laird, VA, a loan production office in Winchester, VA and through its subsidiaries, F&M Mortgage and VSTitle, both of which are located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-1705.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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F & M Bank Corp.

Key Statistics

	2021			2020
	Q2	Q1	YTD	Q2	Q1	YTD
Net Income (000's)	$3,220	$3,801	$7,021	$2,626	$1,189	$3,815
Net Income available to Common	$3,154	$3,736	$6,890	$2,560	$1,123	$3,683
Earnings per common share - basic	$0.98	$1.17	$2.15	$0.80	$0.35	$1.15
Earnings per common share - diluted	$0.93	$1.11	$2.04	$0.76	$0.35	$1.11
Return on Average Assets	1.22%	1.56%	1.39%	1.17%	0.58%	1.70%
Return on Average Equity	13.06%	15.96%	14.78%	11.50%	5.23%	16.70%
Dividend Payout Ratio	26.53%	22.22%	24.19%	32.50%	74.29%	45.22%

Net Interest Margin	3.13%	3.44%	3.27%	3.55%	3.97%	3.75%
Yield on Average Earning Assets	3.56%	3.92%	3.72%	4.20%	4.88%	4.52%
Yield on Average Interest Bearing Liabilities	0.62%	0.70%	0.66%	0.92%	1.27%	1.09%
Net Interest Spread	2.94%	3.22%	3.06%	3.28%	3.61%	3.43%

Provision for Loan Losses (000's)	$(1,250)	$(725)	$(1,925)	$800	$1,500	$2,300
Net Charge-offs	$(272)	$45	$(227)	$203	$453	$656
Net Charge-offs as a % of Loans	(0.16)%	0.03%	(0.03)%	0.12%	0.30%	0.10%
Non-Performing Loans (000's)	$5,532	$5,783	$5,532	$4,465	$4,168	$4,465
Non-Performing Loans to Total Assets	0.50%	0.57%	0.50%	0.45%	0.50%	0.45%
Non-Performing Assets (000's)	$5,532	$5,783	$5,532	$5,625	$5,504	$5,625
Non-Performing Assets to Assets	0.50%	0.57%	0.50%	0.57%	0.66%	0.57%

Efficiency Ratio	76.07%	68.00%	72.00%	65.33%	70.51%	67.79%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 21%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investments portfolio and Other Real Estate Owned. The Company calculates this ratio in order to evaluate how efficiently it utilizes its operating structure to create income. An increase in the ratio from period to period indicates the Company is losing a greater percentage of its income to expenses.

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F & M Bank Corp.

Financial Highlights

	For Six Months
	Ended June 30,
	Unaudited	Audited
	2021	2020
INCOME STATEMENT
Interest and Dividend Income	$17,565,650	$18,101,844
Interest Expense	2,137,253	3,090,815
Net Interest Income	15,428,397	15,011,029
Non-Interest Income	6,441,307	5,681,703
Provision for Loan Losses	(1,975,000)	2,300,000
Impairment of long lived assets	171,109	19,193
Other Non-Interest Expenses	15,959,140	14,385,236
Income Before Income Taxes	7,714,455	3,988,303
Provision for Income Taxes	693,126	173,250
Net Income	$7,021,329	$3,815,053
Dividend on preferred stock	130,896	131,746
Net Income available to common shareholders	$6,890,433	$3,683,307
Average Common Shares Outstanding	3,205,074	3,199,183
Net Income Per Common Share	2.15	1.15
Dividends Declared	.52	.52

	Unaudited	Audited
	June 30, 2021	June 30, 2020
BALANCE SHEET
Cash and Due from Banks	$15,415,037	$16,950,810
Interest Bearing Bank Deposits	3,901,543	1,199,474
Federal Funds Sold	166,698,000	68,548,000
Loans Held for Sale	8,854,680	90,403,042
Loans Held for Investment	661,125,556	661,528,802
Less Allowance for Loan Losses	(8,726,540)	(10,033,466)
Net Loans Held for Investment	652,399,016	651,495,336
Securities	198,814,465	93,381,484
Other Assets	59,217,012	59,623,971
Total Assets	$1,105,299,753	$981,602,117

Deposits	$955,344,337	$766,651,982
Long Term Debt	31,309,498	100,585,081
Other Liabilities	18,434,164	22,063,159
Total Liabilities	1,005,087,999	889,300,222
Preferred Stock	4,558,298	4,591,623
Common Equity	95,653,456	87,710,272
Stockholders Equity	100,211,754	92,301,895
Total Liabilities and Stockholders Equity	$1,105,299,753	$981,602,117
Book Value Per Common Share	$29.80	$27.44
Tangible Book Value Per Common Share	$29.98	$27.51

SOURCE:	F & M Bank Corp.
CONTACT:	Carrie Comer EVP/Chief Financial Officer
540-896-1705 or ccomer@fmbankva.com

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